Exhibit 99.174
Return to Account Activity

SOURCE: North Valley Bancorp

Apr 20, 2010 16:29 ET

North Valley Bancorp Announces a $40 Million Capital Raise Through a Private Placement

REDDING, CA—(Marketwire - April 20, 2010) - North Valley Bancorp (NASDAQ: NOVB), the parent company of North Valley Bank, today reported a $40 million capital raise through a private placement of Series A Mandatorily Convertible Cumulative Perpetual Preferred Stock (“Series A Preferred Stock”). The Company has entered into securities purchase agreements with selected institutional investors, directors, executive officers and certain other accredited investors. The proceeds will be used for general corporate purposes, including increasing the capital of the Bank.

“We are very pleased with this capital raise, which confirms investor confidence in our franchise, employees and business plan,” commented Michael J. Cushman, President and CEO. “This is an important step in positioning our Company as we work through the challenges of the current economic environment and prepare for future opportunities. Our team’s primary goal is to maintain a strong financial position to support our clients and communities while being poised for opportunities that reward shareholders.”

The Company will issue 40,000 shares of Series A Preferred Stock to the investors at a price of $1,000 per share. The conversion ratio for each share of Series A Preferred Stock will be equal to the quotient obtained by dividing the Series A Share Price by the conversion price. Each share of Series A Preferred Stock will initially be convertible into 666.67 shares of common stock, based on the initial conversion price of $1.50 per share. The conversion price is subject to possible adjustments in the future under certain circumstances. The Series A Preferred Stock will automatically convert into shares of the Company’s common stock once the Company has received shareholder approval for the transaction (under applicable NASDAQ listing rules) plus shareholder approval for an increase in the number of authorized shares of common stock available for issuance sufficient to accommodate conversion. The Company plans to hold a meeting of shareholders for this purpose on or before July 30, 2010. No purchasers of the Series A Preferred Stock will own more than 9.9% of the Company’s voting securities (or securities that convert into voting securities in the hands of such investor), as calculated under the applicable regulations of the Board of Governors of the Federal Reserve System. There are no contemplated changes to the board or management team considered as part of this capital raise.

Additional details on the terms of the private placement will be described further in a forthcoming filing on Form 8-K with the Securities and Exchange Commission, which may be accessed through www.sec.gov.

Sandler O’Neill & Partners, L.P. and FIG Partners are serving as placement agents on the private placement.

North Valley Bancorp is a bank holding company headquartered in Redding, California. Its subsidiary, North Valley Bank (“NVB”), operates twenty-five commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Sonoma, Placer and Trinity Counties in Northern California, including two in-store supermarket branches and six Business Banking Centers. North Valley Bancorp, through NVB, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, NVB engages in a full complement of lending activities including consumer, commercial and real estate loans. Additionally, NVB has SBA Preferred Lender status and provides investment services to its customers. Visit the Company’s website address at www.novb.com for more information.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally, regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of the war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release, except as required by law.

For further information contact:
Michael J. Cushman
President & Chief Executive Officer
(530) 226-2900 Fax: (530) 221-4877

Kevin R. Watson
Executive Vice President & Chief Financial Officer
(530) 226-2900 Fax: (530) 221-4877